Exhibit 1

Convocation Notice of the 17th

Ordinary General Meeting of Shareholders

of

Internet Initiative Japan Inc.

This document is the English translation of the “Convocation notice of the 17th ordinary general meeting of shareholders” (“Dai ju-nanakai teiji kabunushi sokai shoshu gotsuchi”) of Internet Initiative Japan Inc. (“IIJ” or “the Company”) to be held on June 26, 2009.

CAUTIONARY NOTES

Note 1:
This document contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934) about our future plans that involve known and unknown risks, uncertainties and other factors.  Such risks, uncertainties, and other factors include, in particular, the factors set forth in “Item 3.D: Risk Factors” of our Annual Report on Form 20-F dated June 30, 2008 which has been filed with the U.S. Securities and Exchange Commission.  Such risks, uncertainties and other factors may cause our actual results, performance, achievements or financial position to be materially different from any future results, performance, achievement or financial position expressed or implied by these forward-looking statements.

Note 2:
This document has been prepared pursuant to the requirements of the Corporation Law of Japan. Consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. Non-consolidated financial statements included in this document are non-consolidated base which differ from consolidated ones which IIJ should file with the U.S. Securities and Exchange Commission as Form 20-F.

Note 3:
The ADRs holders shall instruct The Bank of New York Mellon to exercise their voting rights represented by the shares underlying their ADRs but they may only provide their instructions to The Bank of New York Mellon. Otherwise, they are not entitled to exercise any voting right unless they cancel their ADRs and withdraw the shares of common stock.  This means they may not be able to exercise any voting rights for IIJ and attend the ordinary general meeting of shareholders of IIJ.

TRANSLATION

June 8, 2009
TO OUR SHAREHOLDERS:

Koichi Suzuki Representative Director Internet Initiative Japan Inc. 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan

CONVOCATION NOTICE OF
THE 17TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

You are hereby requested to attend the 17th ordinary general meeting of shareholders of Internet Initiative Japan Inc. (“IIJ” or “the Company”,) which is to be held as stated below.

In the event you are unable to attend the meeting, after reviewing the referential documents below, you may exercise your voting rights by indicating approval or disapproval on the voting form attached hereto and sending it or by accessing the voting web site containing the voting form. The voting form through the Internet must be received by 5:30 p.m., Thursday, June 25, 2009 at the latest.

1.        Date and Time:                          10:00 a.m., Friday, June 26, 2009

2.      Place:                               KKR Hotel Tokyo
11th floor, Room Kujaku
1-4-1 Otemachi, Chiyoda-ku, Tokyo, Japan

3.        Agenda of the Meeting:

Subjects to be Reported:

1.
Business report, consolidated financial statements and a report on the audit results of consolidated financial statements by the accounting auditors and the board of company auditors for the 17th term (from April 1, 2008 to March 31, 2009)

2.	Non-consolidated financial statements for the 17th term (from April 1, 2008 to March 31, 2009)

Subjects to be Resolved:

Item 1: Appropriation of Retained Earnings
Item 2: Partial Amendments to the Articles of Incorporation
Item 3: Election of Seven Directors
Item 4: Election of One Auditor
Item 5: Grant of Retirement Allowance to Retired Directors

4.        Notice to Shareholders

With regard to the documents attached hereto, if there are any changes to be notified to the shareholders up to the day prior to the ordinary general meeting of shareholders, you may be notified by mail or IIJ’s web site at http://www.iij.ad.jp/IR/ .(Japanese only)

(Attachment)

Business Report for the 17th Fiscal Year

1. Matters Regarding the Current Status of the IIJ Group

(1)	Progress and Results of the Business

In the fiscal year ended March 31, 2009 (“FY2008”), especially from the latter half of the year, the Japanese economy has faced extremely difficult conditions affected by the crisis in the US financial markets. Corporate earnings have abruptly decreased, capital expenditures are decreasing, employment are shrinking and personal spending are dropping. The tough economic situation is projected to continue for a while and the further downside risks in the world economy and the fluctuation in the stock market must be carefully watched.

In the data communications market where the Group belongs to, demands for network and outsourcing services continued, while IT related investments for systems construction had quickly decreased.

In such market environment, the Group were unable to achieve its target for revenue and profit set forth in the beginning of the fiscal year mainly due to the fall in systems construction revenues. However, with the steady increase in monthly recurring revenues from connectivity and outsourcing services which were up 14.3% YoY, we were able to further our basis for stable business growth. The additional revenues from new services such as IIJ Mobile Service have also contributed to the growth in monthly recurring revenues. In the first half of the year, we had experienced a fall in profit due the increase mainly in personnel related cost and expenses in view of business expansion. However, our profit in the latter half of the year improved as we had cut down on outsourcing personnel, controlled new employment and also controlled network and other costs while we continued to develop reliable and highly value-added network-related services mainly for large and medium-sized corporate users and governmental organizations and providing those services as total network solutions. Operating loss related to 4 new consolidated subsidiaries, Trust Networks Inc.("Trust Networks"), GDX Japan Inc.("GDX"), IIJ Innovation Institute Inc.("IIJ-II") and On-demand Solutions Inc.("On-demand"), was JPY 1,272 million in FY2008. Operating loss from these 4 new consolidated subsidiaries, which are a minus factor to the consolidated operating income is expected to decrease from the fiscal year ending March 31, 2010.

As a result of the above, revenues of the Group for FY2008 increased by 4.3% to JPY 69,731 million YoY. Cost of revenues increased by 6.2% to JPY 56,146 million YoY. While purchasing costs related to systems construction decreased, outsourcing costs related to systems integration, additional costs incurred by hi-ho Inc.(“hi-ho”),which we acquired in June 2007, of 12 months and network operation related costs increased. Gross margin decreased by 2.6% to JPY　13,585 million YoY. Sales and marketing and general and administrative expenses increased by 16.0% to JPY 10,668 million YoY, mainly due to an increase in expenses related to 4 new subsidiaries and personnel related expenses. There were also losses on disposal of property and equipment for our services and other losses. Operating income decreased by 38.7% to JPY 2,917 million YoY which includes the operating loss from 4 new consolidated subsidiary of JPY 1,272 million. Income from operations before income tax benefit, minority interests and equity in net loss of equity method investees decreased by 53.4% to JPY 2,034 million YoY, mainly due to impairment loss on equity securities of JPY 524 million in FY2008. Net income decreased by 72.6% to JPY 1,419 million YoY. Deferred income tax expense of JPY 637 million was recorded resulting from the release of the valuation allowance against deferred tax assets related to tax operating loss carryforwards and others.

The status of our business by the type of services is as below:

  [Connectivity and outsourcing services]

Revenues from connectivity and outsourcing services increased by 12.1% to JPY 35,076 million YoY as contracted bandwidth for Internet connectivity services for corporate users increased, outsourcing services continued its steady increase and the full contribution from hi-ho which we acquired in June 2007 of 12 months compared to 10 months in FY2007. Especially, the number of contracts for over 1Gbps increased significantly to 94 contracts as we saw content business operators and ISPs are adding bandwidth to their networks. Mobile data communication services for both corporate and home use are performing well as many new features such as encryption and remote access authentication were introduced. IIJ Mobile reached its break even point in FY2008 and has nearly 23,000 contracts. As for outsourcing services, while the economy is deteriorating, revenues from email security service, securities related services and data center services increased steadily. Cost for connectivity and outsourcing services increased by 12.6% to JPY 29,318 million YoY largely affected by the increase in network operation related costs including upgrade of large backbone routers and costs incurred by hi-ho of 12 months compared to 10 months in FY2007. There were also increases in circuit and personnel related costs and initial costs related to the newly established subsidiaries of JPY 162 million. Gross margin from connectivity and outsourcing services increased by 9.4% to JPY 5,758 million YoY and gross margin ratio was 16.4%.

[Systems integration]

Revenues from Systems construction, which are one time revenues, decreased by 18.7% to JPY 14,658 million YoY. We saw postponement and cancellation of projects affected by the weakening economic situation, especially among large projects. As for systems operation and maintenance which is a recurring type of revenue has increased by 18.7% to JPY 18,989 million YoY with the accumulation of operation and maintenance projects. Total revenue for Systems integration was JPY 33,647 million, a decrease of 1.1 % YoY. Costs for systems integration was JPY 25,543 million, nearly the same as FY2007. While purchasing costs largely decreased along with the decrease in systems construction revenues, outsourcing and personnel related and network operation related costs increased. In the first half of FY2008, personnel and outsourcing related costs had increased in view of continued business expansion. However, in the latter half of FY2008, we had cut down on outsourcing related costs and controlled the increase of new personnel to maintain profitability even in a situation where systems construction revenues does not increase. Gross margin for systems integration decreased by 4.4% to JPY 8,104 million YoY and gross margin ration was 24.1%.

  [Equipment sales]

For equipment sales, the Group purchase and sell equipment by requests from its customers. Revenues from equipment sales decreased by 35.0% to JPY 985 million YoY and cost of revenues from equipment sales decreased by 33.6% to JPY 863 million YoY. Gross margin was JPY 122 million and gross margin ratio was 12.3%.

  [ATM operation business]

ATM operation business, which is conducted by our consolidated subsidiary, Trust Networks which operates ATMs and its network systems to provide ATMs service. It receives commission for each bank withdrawal transaction when the customer uses their ATMs. As a testing phase, it has placed 10 ATMs during the fiscal year ended March 31, 2009 and aims to increase the number of ATMs up to around 8,000 ATMs in 4 to 5 years. Revenues from ATM operation business was JPY 23 million and gross loss was JPY 399 million.

(2)   Capital Expenditures

Capital expenditures (including capital lease) for FY2008 was JPY 7,006 million. Other than the regularly investments for network related equipments, there were additional investments such as upgrade of large backbone routers and back office systems.

(3)   Financing

During FY2008, we had proceeds and repayment of short term borrowings with banks which the Group entered into bank overdraft agreements with. However, there were no large proceeds. To manage our capital resources and liquidity to provide adequate funds for current and future financial obligations, the Group increased the amount of bank overdraft agreements by JPY 3,500 million to JPY 18,520 million as of March 31, 2009.

(4)   Transfers of Business, Split-offs or Spin-offs

There is nothing to report on this subject.

(5)   Transfers of Business from Other Companies

There is nothing to report on this subject.

(6)   Succession to the Rights and Responsibilities of Other Companies through Mergers and Acquisitions

There is nothing to report on this subject.

(7)   Acquisition or Disposal of Shares and Other Equities or Warrants of Other Companies

IIJ established On-Demand(the amount of investment: JPY 130 million, ownership: 100.0%) and IIJ-II(the amount of investment: JPY 150 million, ownership: 100.0%)and made them our consolidated subsidiaries.

(8)   Issues that the Group Faces

We believe that the Japanese economy will continue to face difficulties in the coming fiscal year.

In such market environment, the Group regards it important to develop reliable and competitive services in a timely manner and provide them promptly to its customers, to meet the needs of corporate users and governmental organizations for network systems and achieve its continuous growth. It is important for the Group to propose and provide its Internet connectivity services, outsourcing services and SI comprehensively as tailor-made solutions to our customers and to increase revenues per customer and improve its profits continuously. In addition, it is indispensable to make efforts to strengthen its service development and sales structure.

As for systems construction in SI, we will focus on improving profitability by adequately controlling personnel and outsourcing costs and the project itself with the assumption that systems construction revenue will not increase much. To acquire new systems integration projects, we believe it is indispensable to cooperate and to make proposals as a group to our customers.

As for the new business development, while the new subsidiaries are still in its star up phase, we will make the best effort to manage and establish those new businesses as planned, without further increase in operating losses. We expect that those new businesses will be a positive factor to the consolidated revenues and profits in the coming years. In order to achieve the above, we will manage the business start up by strongly promoting those businesses that are expected to start up quick and by revising the plan, including costs, for those that are expected to take longer time.

We believe that the Japanese economy will continue to be weak for a while. However in the mid-to long term, we believe demands for IT related investments among Japanese companies will increase in order for them to differentiate their management, efficiency and strengthen their control over information by utilizing IT technology. As for the Group, we will focus on improving the basis of our business and its business structure and introduce new services to be prepared when the Japanese economy recovers and demands and expenditures for IT investments returns.

The shareholders’ continued support will be very much appreciated.

(9)   Trend of Assets and Income
(JPY thousands except per share data)
	14th fiscal year	15th fiscal year	16th fiscal Year	17th fiscal Year
	FY2005	FY2006	FY2007	FY2008
Revenues	49,812,584	57,054,581	66,835,299	69,730,730
Operating income	2,411,144	3,500,272	4,759,364	2,917,382
Net income	4,753,570	5,409,713	5,176,589	1,419,304
Net income per share	JPY 24,301	JPY 26,519	JPY 25,100	JPY 6,918
Total assets	50,704,989	47,693,004	55,702,546	52,301,199
Total shareholders’ equity	20,221,938	20,112,004	24,980,713	25,169,184
Total shareholders’ equity per share	JPY 99,132	JPY 98,592	JPY 120,985	JPY 124,265

(Notes)
1.	IIJ’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States.
2.	Net income per share is calculated based on the basic weighted-average number of common shares outstanding during the fiscal year.
3.
Total shareholders’ equity per share is calculated based on the total number of common shares (excluding treasury stock) outstanding at the end of each fiscal year except for the 15th fiscal year. The total shareholders’ equity per share for the 15th fiscal year was calculated based on the basic weighted-average number of common shares outstanding during the fiscal year because our equity-method investee which owned IIJ shares treated as treasury stock had been excluded from our equity-method investee right before the end of the fiscal year. Total shareholders’ equity per share calculated based on the total number of common shares outstanding at the 15th fiscal year is JPY 98,443.

(10)   Items of the Principal Parent Companies and Subsidiaries

Principal Subsidiaries
Name of company	Common stock (JPY thousands)	Ownership	Primary business
IIJ Technology Inc. (“IIJ-Tech”)	2,358,126	100.0%	Design, development, construction and operation and maintenance of systems
IIJ Financial Systems Inc.(“IIJ-FS”)	50,000	100.0%	Systems integration and operation and maintenance for securities firms
On-demand	65,000	100.0%	Provides network system for print-on-demand services
Trust Networks	499,750	67.4%	Operation of ATMs and ATMs networks
Net Care, Inc. (“Net Care”)	400,000	100.0%	Operation and monitoring of network systems, customer service support and call centers
Net Chart Japan, Inc. (“Net Chart”)	55,000	100.0%	Development of networks, construction, operation and maintenance and sell of network-related equipment
hi-ho	240,000	100.0%	Provision of Internet connectivity services for home use
IIJ-II	75,000	100.0%	R&D and incubation business for the next generation internet
GDX	185,000	55.5%	Provision of message exchange network services
IIJ America Inc. (“IIJ-A”)	USD2,530,000	100.0%	Operation of backbone networks and provision of Internet connectivity services in the U.S.

(Notes)
IIJ’s ownership in IIJ-A includes indirect ownership. All of IIJ’s ownership in IIJ-FS is through indirect ownership.

As of the end of FY2008, the number of consolidated subsidiaries was ten(10) and the number of equity-method investees was four(4).

(11)   Major Business Lines

Our major business lines are to provide connectivity and outsourcing services, systems integration, equipment sales and ATM operation business.

(12)   Major Offices

Name	Address	Functions
IIJ	Headquarters	Chiyoda-ku, Tokyo
	Branch and sales offices	Osaka-shi, Nagoya-shi, Fukuoka-shi, Sapporo-shi, Sendai-shi, Toyama-shi, Hiroshima-shi, Yokohama-shi, Toyota-shi and Naha-shi
IIJ-Tech	Headquarters	Chiyoda-ku, Tokyo
IIJ-FS	Headquarters	Chiyoda-ku, Tokyo
On-demand	Headquarters	Chiyoda-ku, Tokyo
Trust Networks	Headquarters	Chuo-ku, Tokyo
Net Care	Headquarters	Chiyoda-ku, Tokyo
Net Chart	Headquarters	Yokohama-shi, Kanagawa
hi-ho	Headquarters	Chiyoda-ku, Tokyo
IIJ-II	Headquarters	Chiyoda-ku, Tokyo
GDX	Headquarters	Chiyoda-ku, Tokyo
IIJ-A	Headquarters	California, the United States

(13)   Employees

Number of employees	Change from the end of FY2007
1,602	+229

(Note)
The above figures include employees and contracted employees and exclude employees seconded from other companies.

(14)   Major Borrowings

Source	Balance (JPY thousands)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,000,000
Mizuho Corporate Bank, Ltd.	1,900,000
Sumitomo Mitsui Banking Corporation	1,800,000
Mitsubishi UFJ Trust and Banking Corporation	1,200,000

2. Matters Regarding Shares of the Company

(1) Number of shares authorized: 377,600 shares

(2) Number of shares issued and outstanding: 206,478 shares
 (Including treasury stock: 3,934 shares)

(3) Number of shareholders at the end of FY2008: 4,978

(4) Major shareholders:

Name of shareholders	Number of shares held (shares)	Shareholding Ratio (%)
Nippon Telegraph and Telephone Corporation	50,475	24.9%
The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders (Note)	15,990	7.9%
Koichi Suzuki	12,823	6.3%
Itochu Corporation	10,430	5.1%
NTT Communications Corporation	10,200	5.0%
Japan Trustee Services Bank, Ltd (Trust account)	6,496	3.2%
The Dai-ichi Mutual Life Insurance Company	6,365	3.1%
Japan Trustee Services Bank, Ltd (Trust account 4G)	5,573	2.8%
The Master Trust Bank of Japan, Ltd (Trust account)	4,294	2.1%
Goldman. Sachs & Co. Reg	4,151	2.0%

(Notes)
1. The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders(Formerly Hero and company) is the nominee of The Bank of New York Mellon, which is the depositary of IIJ’s ADRs, and the number of shares held by The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders is equivalent to the number of ADRs outstanding.
2. Shareholding ratio is calculated by deducting treasury stock from total shares issued.

(5)   Other important matters regarding shares

There is nothing to report on this subject.

3. Matters Regarding the Company’s Stock Acquisition Rights

(1)	Stock Acquisition Rights Granted to and Held by IIJ’s Officers in Compensation for Exercise of their Duties

Stock Acquisition Rights, stated in the below, were issued pursuant to Articles 280-19-1 of the Commercial Code of Japan.

Date of shareholders’ meeting	April 7, 2000
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	5	-	-
Number of stock acquisition rights	55
Number of shares	275	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 2,163,418
Exercise term	From April 8, 2002 to April 7, 2010
Conditions for exercise
1 The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.  Provided, however, that the life of such rights shall be (1) year after the date of death.
3 Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

Date of shareholders’ meeting	June 27, 2001
	Directors (excluding outside directors)	Outside directors	Company auditors
Number of granted people	6	-	-
Number of stock acquisition rights	85	-	-
Number of shares	425	-	-
Kind of stock	Shares of common stock
Issue value of new shares	JPY 334,448
Exercise term	From June 28, 2003 to June 27, 2011
Conditions for exercise
1 The awardees of the rights shall not assign, transfer, or pledge the awarded rights to any third party or dispose of the same in any manner.
2　Notwithstanding paragraph (1) above, in the event of the death of the awardee, its estate shall have the right to exercise the awardee’s rights.  Provided, however, that the life of such rights shall be (1) year after the date of death.
3 Conditions for exercise and matters of the subscription of rights determined shall be stated by the agreement on the award of subscription rights executed between the Company and its directors and employees.
4　Awardees of the rights shall be entitled to exercise the said rights, in full or in part, as long as they are officers or employees of the Company, its subsidiaries, or affiliates, companies 20% or more owned by the Company.

(2) Stock Acquisition Rights Granted to Employees in Compensation for Exercise of their Duties during the current Fiscal Year
There is nothing to report on this subject.

4. Matters Regarding Corporate Officers of the Company

(1) Directors and Company Auditors

Position in the Company	Name	Business in charge or representatives of other organizations
President	Koichi Suzuki	CEO Chairman and Representative Director of IIJ-Tech President of Net Care Chairman of the Board of IIJ-A President of Internet Multifeed Co. President of GDX Chairman of hi-ho
Executive Vice President	Toshiya Asaba	Head of Engineering President of IIJ-II
Executive Vice President	Yoshiaki Hisamoto	Division Director of Administrative Department
Senior Managing Director	Hideshi Hojo	Division Director of Sales Department
Director	Takamichi Miyoshi	General Manager of Strategy Planning Division
Director	Akihisa Watai	CFO and General Manager of Finance Division
Director	Kazuhiro Tokita	Division Director of Service Business Department
Director	Junichi Shimagami	Division Director of Network Service Department
Director	Kiyoshi Ishida	Division Director of SEIL Business Unit
Director	Yasurou Tanahashi	Advisor of NS Solutions Corporation
Director	Takashi Hiroi	Senior Manager of Strategic Business Development Division of Nippon Telegraph and Telephone Corporation (“NTT”)
Director	Junnosuke Furukawa	Advisor of The Furukawa Electric Co. ,LTD Chairman and representative director The Furukawa Ringyo Co. ,Ltd
Director	Senji Yamamoto	Vice chairman and representative director of IIJ-Tech President of IIJ-FS
Director	Shingo Oda	Director of IT Holdings Corporation
Full-time company auditor	Junichi Tate
Company auditor	Masaki Okada	Attorney at law
Company auditor	Masaaki Koizumi	Japanese Certified Public Accountant Director of Life Net Insurance Inc.
Company auditor	Hirofumi Takahashi

(Notes)
1.  Business in charge or representatives of other organizations is stated as of March 31, 2009.
2.  Directors who assumed or left offices during the fiscal year ended March 31, 2009, are as follows:
Assumption of office: June 27, 2008
Director Kiyoshi Ishida
Director Shingo Oda
Retirement of office: June 27, 2008
Director Hiroyuki Hisashima
3.  Yasurou Tanahashi, Takashi Hiroi, Junnosuke Furukawa and Shingo Oda are outside directors. Takashi Hiroi is an employee of NTT, and NTT is a major shareholder, holding 50,475 shares of IIJ.
4.  Junichi Tate, Masaki Okada and Masaaki Koizumi are outside company auditors.

5.  Masaaki Koizumi, a company auditor, is a Japanese Certified Public Accountant and has extensive expertise in finance and accounting.

(2) Total Remuneration to Directors and Auditors

13 Directors: JPY 245,985 thousand (including JPY 13,200 thousand for 3 outside directors)
4 Auditors: JPY 19,742 thousand (including JPY 15,472 thousand for 3 outside company auditors)

(Note)
1. Remunerations include JPY 34,260 thousand paid for the reserve for directors’ and company auditors’ retirement benefits.

2. Besides the price paid above, we have resolved to grant retirement allowance of JPY 3,780 thousand to a retired director at the 16th ordinary general meeting of shareholders of the Company held on June 27, 2008.

3. We have resolved that the yearly amount of remuneration, etc. (including bonus) for the Directors to be JPY 500 million yen or less (including bonus) and JPY 200 million or less for the Company Auditors at the 16th ordinary general meeting of shareholders of the Company held on June 27, 2008.

(3) Outside Directors and Auditors

(i) Important concurrent offices of executive directors and outside officers at other companies
This is as described in the list of (1) Directors and company auditors above.

(ii) Main activities during the current fiscal year

	Name	Principal Activities
Director	Yasurou Tanahashi	Attended 13 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Takashi Hiroi	Attended 12 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Junnosuke Furukawa	Attended 12 of the 14 board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Director	Shingo Oda	Attended 11 of the board of directors meetings held during the fiscal year and made necessary remarks in deliberations.
Company auditor	Junichi Tate
Attended 14 of the board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 14 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit as a full-time company auditor.

Company auditor	Masaki Okada
Attended 14 of the board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 14 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

Company auditor	Masaaki Koizumi
Attended 14 of the board of directors meetings held during the fiscal year and made comments from time to time to clarify the doubt point, and attended 14 of the board of company auditors held during the fiscal year. At these meetings, he exchanged opinions about audit results and conferred about important matters concerned audit.

(Notes)

1. The number of the board of directors meetings held during the fiscal year does not include a resolution by the board of directors by a letter or an electromagnetic means pursuant to Article 370 of the Corporation Law in Japan.

2. The principal activities of Shingo Oda, outside director, are described after his assumption of office on June 27, 2008.

(iii) Outline of liability limitation contracts
The Company has concluded agreements with outside directors and company auditors (excluding Full-time company auditor, Junichi Tate) to indemnify them for personal liability as provided in Article 427, Paragraph 1 of the Company Law. The agreements stipulates that in the event outside directors and company auditors have acted good faith and without gross negligence, the outside director’s and company auditor’s liability to the Company shall be limited to JPY 10,000 thousand or the minimum amount of liability stipulated under Article 427, Section 1 of the Company Law, whichever is height.

(iv) Total amount of compensations received from the subsidiaries
There is nothing to report on this subject.

5. Accounting Auditors

(1)  Name of Accounting Auditor:

Deloitte Touche Tohmatsu

(2)  Accounting Auditor Remuneration during the fiscal year

(i)Remuneration for accounting auditor this fiscal year	JPY 82,347 thousand
(ii)Total cash or proceeds from other assets that should be paid by the Company or its subsidiaries	JPY 96,547 thousand

(Note)
The audit contract between the Company and the accounting auditor does not distinguish between remuneration paid for audits performed pursuant the Corporation Law in Japan, the Financial Products Exchange Law in Japan and an integrated audit in accordance with the standards of the PCAOB, remuneration paid for audits performed pursuant and since it is not practically possible to make such distinction, the above (i) amounts are totals.

(3) Non-audited operations

There is nothing to report on this subject.

(4) Policy for Dismal or Refusal to Rehire an Accounting Auditor

In addition to other conditions, the Company will consider dismissal or refusal to rehire an accounting auditor if it is determined that the accounting auditor violated or acted contrary to the Company Law, Certified Public Accountant Law, or related laws, or acted contrary to good public order or customs.

6. Policies and Systems of the Company

(1) Systems for ensuring the compliance of directors with the law and articles of incorporation, and systems for ensuring the proper execution of other duties

The details of the resolution by the board of directors of the Company are as follows:

1. Systems for ensuring the compliance of directors and employees with the law and articles of incorporation in the execution of their duties

 (1) The company will establish a code of ethics that sets for a standard of conduct and requires strict adherence to the law. In addition, the Company will establish regulations for applying the laws regarding the prevention of insider trading, the protection of personal information, among others.
(2) The company will establish a system for appointing the necessary personnel to ensure compliance with the law, and for consulting with lawyers and other experts outside the Company.
(3) The company will establish an internal reporting system for reporting any legal violations, and will maintain an internal notification system that enables people to contact the Board of Company Auditors while protecting the person reporting.
(4) An Office of Internal Audits under the direct control of the president will conduct internal audits on a regular basis, indicating where each division could improve compliance with the law, and overseeing the improvements.
(5) For legally required reports, ad hoc reports, and other types of releases, the Company will establish a Disclosure Committee whose members consist of directors, external directors, and auditors, and who will evaluate the content for appropriateness and completeness, and approve any material to be released.

2. Systems for Preserving and Managing Information Related to the Execution of Duties by Directors
(1) Basic policy and procedures regarding the handling of information assets will be set and followed in the handling of information and documents related to the execution of duties by directors (“performance information”), these policies and procedures will detail who is responsible for managing the information, how long the information is to be stored, how it is to be stored, measures for countering loss or leakage of the information, and proper management of the information. The management of this information will be reviewed on a regular basis.

 (2) The company will create a system that ensures the proper filing of performance information (committing it to electronic storage when necessary), and that enables the quick verification of the existence, condition, and content of these documents. In addition, the system will allow people with the proper authority to view documents related to the auditors and others without delay.
(3) The duties related to the above fall under the jurisdiction of the Chief Information Security Officer and the Chief Document Management Officer.

3. Regulations Governing Risk Management and Other Systems

 (1) The director that oversees the operation of each division will identify the risks defined by the governing regulations, evaluate these risks, and develop measures to counter these risks, as well as review them on a regular basis.
(2) For certain risk categories, a Review Committee will be established to evaluate the risk and to develop countermeasures.
(3) A Business Continuity Plan will be developed to address potential emergency situations.
(4) An internal auditor office under the direct control of the president will conduct internal audits on a regular basis, indicating where each division could improve operations, including risk management, and overseeing the improvements.

4. Systems for Ensuring the Efficient Execution of Duties by Directors

 (1) A business plan for each fiscal year will be created in line with management objectives, and each operation will actively seek to achieve the goals put forth in the plan. In addition, regular progress reports will be submitted and reviewed to monitor progress on each target.
(2) In management of operations, all issues that should be decided by the board of directors in accordance with the Regulations of the board of directors will be strictly decided by the board, and as a basic rule of the decision-making process, sufficient documentation on the issue to be decided will be distributed to all board members in advance.
(3) In the execution of daily duties, authority will be delegated based on scope of authority regulations and division of duties regulations, and managers at each level will execute their duties while complying with the rules of the decision making process.
(4) To reinforce the board of directors’ authority, a certain number of people with notable management acumen will be appointed as external directors.

5. Systems for Ensuring the Proper Operation of Corporate Groups Formed by Subsidiaries

 (1) Subsidiaries will be managed based on the subsidiary management regulations, which are the basic policy of subsidiary management, and an agreement will be made with the parent company regarding the management of the subsidiary.
(2) Subsidiaries will report on required items, and a system for consultation will be established.
(3) To impose internal control on important items, regulations governing the entire corporate group will be established, and subsidiaries will be required to comply with them.
(4) The Company’s Internal Audit Office will perform internal audits of subsidiaries.

6. Providing Assistance to Auditors
An Office of Internal Audits will be established and personnel appointed to internal audits on a full-time basis, and these personnel will work closely with the auditors.
7. Assistants to the Auditors will be Independent of the Directors

 (1) The selection, appointment, and transfer of personnel assigned to the Office of Internal Audits will be done with full consideration of the opinion of the Board of Company Auditors.
(2) The Office of Internal Audits is under the direct control of the president.

8. Systems for Directors and Assistants to Report to Auditors, and Other Systems for Reporting to Auditors

 (1) Directors and assistants will comply with the Regulations of the Board of Company Auditors, and they will provide the necessary reports on a regular basis or when requested by an auditor or the Board of Company Auditors.
(2) Deliberative bodies involved in important decision making, such as the Disclosure Committee, will include auditors as members.

9. Other Systems for Ensuring Effective Execution of Audits

 (1) To ensure that the Board of Company Auditors can properly execute their duties, a sufficient budget will be created and the necessary external experts retained.(2) To preserve the independence of the independent auditors, they are prohibited from engaging in specific non-auditing related services. In addition, the Board of Company Auditors must approve any auditing and auditing related services to be provided by the independent auditors.
(3) A financial expert will be appointed to one or more auditors.

(2)   Basic Policy for Managing Corporations
There is nothing to report on this subject.

Consolidated Balance Sheets
As of March 31, 2009

(Unit:JPY thousands)

<ASSETS>
CURRENT ASSETS:
Cash and cash equivalent	10,187,724
Accounts receivable, net of allowance for doubtful accounts of JPY 22,072 thousand	10,256,527
Inventories	529,756
Prepaid expenses	1,771,955
Deferred tax assets	762,221
Other current assets, net of allowance for doubtful accounts of JPY11,720 thousand	848,586
Total current assets	24,356,769
INVESTMENTS IN EQUITY METHOD INVESTEES	947,626
OTHER INVESTMENTS	1,914,594
PROPERTY AND EQUIPMENT, net of accumulated depreciation	13,172,891
GOODWILL	2,639,319
OTHER INTANGIBLE ASSETS, net of accumulated amortization	3,201,806
GUARANTEE DEPOSITS	2,072,652
DEFERRED TAX ASSETS	2,253,464
OTHER ASSETS, net of allowance for doubtful accounts of JPY 89,501 thousand	1,742,078
TOTAL	52,301,199

<LIABILITIES AND SHAREHOLDERS' EQUITY>
CURRENT LIABILITIES:
Short-term borrowings	7,350,000
Capital lease obligations—current portion	3,272,257
Accounts payable	6,064,829
Accrued expenses	1,069,310
Accrued retirement and pension costs	11,959
Deferred income	1,255,749
Other current liabilities	763,544
Total current liabilities	19,787,648
CAPITAL LEASE OBLIGATIONS—Noncurrent	4,866,120
ACCRUED RETIREMENT AND PENSION COSTS	1,399,592
OTHER NONCURRENT LIABILITIES	1,004,920
Total Liabilities	27,058,280
MINORITY INTEREST	73,735
COMMITMENTS AND CONTINGENCIES	―
<SHAREHOLDERS' EQUITY>
Common stock—authorized, 377,600 shares; issued and outstanding, 206,478 shares 204,300 shares at March 31, 2007	16,833,847
Additional paid-in capital	27,611,737
Accumulated deficit	(18,549,141)
Accumulated other comprehensive income	(320,712)
Treasury stock – 3,934 shares held by the company	(406,547)
Total shareholders' equity	25,169,184
TOTAL	52,301,199

Consolidated Statements of Income
From April 1, 2008 through March 31, 2009

(Unit: JPY thousands)
REVENUES:
Connectivity and outsourcing services:
Connectivity services(corporation use)	13,142,393
Connectivity services(home use)	6,537,370
Outsourcing services	15,395,833
Total	35,075,596
Systems integration
Systems Construction	14,658,502
Systems Operation and Maintenance	18,988,595
Total	33,647,097
Equipment sales	984,585
ATM operation business	23,452
Total revenues	69,730,730
COST AND EXPENSES:
Cost of connectivity and outsourcing services	29,317,645
Cost of systems integration	25,542,758
Cost of equipment sales	863,031
Cost of ATM operation business	422,285
Total cost	56,145,719
Sales and marketing	4,630,579
General and administrative	5,621,870
Research and development	415,180
Total cost and expenses	66,813,348
OPERATING INCOME	2,917,382
OTHER INCOME:
Interest income	45,153
Interest expense	(408,152)
Foreign exchange losses	(28,515)
Net gains on sales of other investments	15,631
Losses on write-down of other investments	(524,287)
Other—net	17,276
Other expense—net	(882,894)
INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE, MINORITY INTERESTS AND EQUITY IN NET OF EQUITY METHOD INVESTEES	2,034,488
INCOME TAX:
Income tax expense -Current	365,892
Income tax expense -Deferred	636,819
MINORITY INTERESTS IN EARNINGS OF SUBSIDIARIES	352,428
EQUITY IN NET INCOME OF EQUITY METHOD INVESTEES	35,099
NET INCOME	1,419,304

Consolidated Statements of Shareholders' Equity
From April 1, 2008 through March 31, 2009

(Unit: JPY thousands)
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income(Loss)
BALANCE, APRIL 1, 2008	16,833,847	27,611,737	(19,555,489)	90,618
Net income			1,419,304
Other comprehensive loss, net of tax				(411,330)
Total comprehensive income
Payment of dividends			(412,956)
Treasury stock
BALANCE, MARCH 31, 2009	16,833,847	27,611,737	(18,549,141)	(320,712)

	Treasury stock	Total
BALANCE, APRIL 1, 2008		24,980,713
Net income		1,419,304
Other comprehensive loss, net of tax		(411,330)
Total comprehensive income		1,007,974
Payment of dividends		(412,956)
Treasury stock	(406,547)	(406,547)
BALANCE, MARCH 31, 2009	(406,547)	25,169,184

Notes to Consolidated Financial Statements

1. Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements

1-1. Matters regarding scope of consolidation

(1) Number of consolidated subsidiaries and names of consolidated subsidiaries
Number of consolidated subsidiaries: 10
Names of consolidated subsidiaries: IIJ- Tech, IIJ-FS, On-demand, Net Care, Net Chart, Trust Networks, hi-ho, IIJ-II, GDX and IIJ-A. On-demand which was established on April 4, 2008,and IIJ-II which was established on June 10, 2008 has been included to the consolidated subsidiaries from the fiscal year ended March 31, 2009.

1-2. Matters regarding equity method investees

(1) Number and names of equity method investees
     Number of equity method investees: 4
     Names of equity method investees: Internet Multifeed Co., Internet Revolution Inc. , Taihei Computer Co.,Ltd. and i-Heart, Inc.

1-3. Significant accounting policies

(1) Basis of presentation
The consolidated financial statements are prepared in accordance with generally acccepted accounting principles in the United States of America(US GAAP), pursuant to the provision of paragragh 1, Article 120 of Company Accounting Regulations in Japan. However, certain disclosures required under US GAAP are omitted pursuant to the same provision.
(2) Appraisal method and policy of assets

a. Securities
IIJ accounts for its securities in accordance with Statement of Financial Accounting Standards(SFAS) No.115, “Accounting for Certain Investments in Debt and Equity Securities”.
Available-for-sale securities are recorded at fair value as of the end of the fiscal year. Realized gain and losses are determined on the average cost method.
Nonmarketable equity and debt securities are determined on the cost method.
b. Inventries
Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems.
Network equipment purchased for resale is stated at the lower of cost, which is determined by the average-cost method, or market.
Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost,　or market.
(3) Depreciation and amortization of property and equipment
Depreciation and amortization of property and equipment, are computed principally using the straight-line method. The useful lives for depreciation and amortization by major asset classes are as follows:
Data communications, office and other equipment 2 to 15 years
Leasehold improvements 3 to 15 years
Purchased software 5 years
Capitalized leases 4 to 7 years
(4) Leases
Capital leases, which meet specific criteria noted in SFAS No.13, “Accounting for Leases”, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.
(5) Impairment of long-lived assets
Long-lived assets excluding goodwill, IIJ evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".
(6) Goodwill and other intangible assets
Goodwill is recognized primarily as the excess of the cost of an acquired shares of consolidated subsidiaries over the estimated fair value of the subsidiaries’ net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill (including equity method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with estimated useful lives are amortized over the respective estimated useful lives.

(7) Standard for allowance

a. Allowance for doubtful accounts
An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company’s past credit loss experience and an evaluation of potential losses in the receivables outstanding
b. Pension and severance indemnities plans
The Company has pension plans and /or severance indemnities plans. The cost of the pension plans and severance indemnities plans are accrued based on the fair value of those amounts determined as of the end of the fiscal year ended March 31, 2008, in accordance with SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans“, SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 88, “Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits“. The unrecognized net obligation at the date of initial application is being amortized over 21 years using the straight-line method and unrecognized actuarial loss is being amortized over 14 years.

(8) Revenue Recognition

Connectivity service and Outsourcing revenues are billed and recognized monthly on a straight-line basis. Initial set up fees received in connection with connectivity services and Outsourcing are deferred and recognized over the contract period.
Systems integration revenues are recognized when network systems and equipment are delivered and accepted by the customer. Systems integration service is subject to the Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” which was adopted as of April 1, 2004.
Equipment sales are reported on a gross or net basis in accordance with EITF Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”. Revenues are recognized when equipments are delivered and accepted by the customer.
ATM operation business revenues consist primarily of commissions for each withdrawing transaction with the use of ATMs. ATMs commission collected from each withdrawal are aggregated every month and recognized as ATM operation revenues.

(9) Income Tax

The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized.

On April 1, 2007, The Company adopted FASB interpretation No.48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Interest and penalties accrued related to unrecognized tax benefits are included in income taxes in the consolidated statements of income.

(10) Other significant accounting policies

a. Consumption tax
Consumption tax is separately recorded.
b. Application of consolidated tax declaration
The company applied the consolidated tax declaration from the fiscal year ended March 31, 2009.

(Changes in accounting method)

The Company adopted SFAS No. 157, “Fair Value Measurements” from Fiscal Year Ended March 31, 2009. The adoption of SFAS 157 did not have any impact on the Company’s consolidated financial position or results of operations.

1-4. Change in Presentation

(1)
The current fiscal year, “Value-added Service (“VAS”)” and “Other” of “Connectivity and VAS revenues”  in the former presentation have been reclassified to “Outsourcing Services” as it is considered more suitable to combine the two together as one service to indicate clearly that they are services that are provided to customers in purpose to operate customers’ information networks. Related to this change, “Connectivity and VAS revenues” has been renamed to “Connectivity and Outsourcing Services revenues”.

(2)
From the current fiscal year, we have disclosed the break down of Systems integration revenue: “systems construction” and “systems operation” in our consolidated statements of income. Systems construction revenue and systems operation revenues for the previous fiscal year were JPY 18,025,250 thousand and JPY 15,992,843 thousand, respectively.

(3)
Revenues and costs for ATM operation business has been disclosed from the current fiscal year due to the increase in losses. ATM operation business revenues and costs for the previous fiscal year was JPY 4,161 thousand and JPY 17,135 thousand, respectively.

(4)
Goodwill, which were previously included in Other intangible assets, have been reclassified and shown in a separate line in the consolidated balance sheets. Goodwill and Other intangible assets for the previous fiscal year were JPY 2,507,258 thousand and JPY 3,400,117 thousand, respectively.

(5)
Deferred income, which were previously included in Other current liabilities, have been reclassified and shown in a separate line in the consolidated balance sheets. Deferred income for the previous fiscal year was JPY 1,552,896 thousand.

2. Notes to Consolidated Balance Sheet
Amount equivalent to accumulated depriciation and  amortization of property and equipment:  JPY 16,444,517 thousand

3. Notes to Consolidated Statements of Shareholders’ Equity
(1) Number of shares issued and outstanding as of March 31, 2009
Common stock 206,478 shares

(2) Dividend from surplus
(i) Amount of dividends paid
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders held on June 27, 2008	Common stock	JPY 206,478 thousand	JPY 1,000	March 31, 2008	June 30, 2008
Board of Directors’ meeting held on November 13, 2008	Common stock	JPY 206,478 thousand	JPY 1,000	September 30, 2008	December 4, 2008

(ii) Dividends decleared during the year ended March 31, 2009 and to be paid during the next fiscal year.
Resolution	Classes of stock	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders to be held on June 26, 2009	Common stock	JPY 202,544 thousand	JPY 1,000	March 31, 2009	June 29, 2009
(3) Number of common stock to be acquired by exercising stock acquisition rights outstanding as of March 31,2009
Common stock     2,575 shares

(4)   Other Comprehensive Loss
Other comprehensive Loss includes the balance of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities, gains or losses on cash flow hedging derivative instruments and pension liability adjustments.

4. Notes to per share information

(1) Total shareholders’ equity per share: JPY 124,265.27
(2) Net income per share: JPY 6,917.87

5.  Subsequent events
There is nothing to report on this subject.

Non-consolidated Balance Sheets
As of March 31, 2009
(Unit: JPY thousands)
Assets		Liabilities
Item	Amount	Item	Amount
[Current assets]	[16,261,391]	[Current liabilities]	[14,035,177]
Cash and bank deposits	6,044,054	Accounts payable	2,371,903
Accounts receivable	7,044,838	Short-term borrowings	6,400,000
Investment in Lease	234,874	Accounts payable - other	2,320,395
Products	9,679	Capital lease obligations (current portion)	2,198,692
Work in process	119,502	Accrued expense	49,691
Supplies	118,183	Accrued income taxes	57,044
Prepaid expenses	990,468	Advance received	924
Accounts receivable - other	509,348	Deposits received	42,849
Refunded corporation tax	227,916	Advance received profit	324,659
Short-term loans	68,513	Other current liabilities	269,020
Deferred tax assets	1,044,954
Other current assets	8,390	[Long-term liabilities]	[3,806,335]
Allowance for doubtful accounts	(159,328)	Long-term advance received profit	141,801
[Fixed assets]	[26,201,427]	Capital lease obligations (non-current portion)	3,385,492
<Property and Equipment>	<6,546,768>	Accrued pension and severance cost	57,112
Leasehold improvements	804,225	Accrued directors’ retirement benefits	221,930
Data communication equipment and office equipment	1,665,660	Total Liabilities	17,841,512
Assets under capital leases	10,683,512	Net assets
Accumulated depreciation	(6,606,629)	[Shareholders’ equity]	[24,607,338]
<Intangible fixed assets>	<2,625,332>	<Common stock>	<14,294,625>
Telephone rights	6,133	<Capital surplus>	<1,015,310>
Software	2,616,460	Additional paid-in capital	1,015,310
Assets under capital leases	2,739	<Earned surplus>	<9,696,817>
<Investments and other assets>	<17,029,327>	Legal reserve	87,426
Investment securities	1,075,071	Other Earned surplus	9,609,391
Investments in affiliated companies	12,306,315	Earned surplus brought forward	9,609,391
Long-term prepaid expenses	217,467	<Treasury stock>	(399,414)
Guarantee deposits	1,422,769	[Valuation and translation adjustment]	[13,968]
Claims against insolvencies	38,280	Net unrealized holding gains on securities	13,968
Long-term loans	173,627
Other investments	476,388
Deferred tax assets	1,375,284
Allowance for doubtful accounts	(55,874)	Total net assets	24,621,306
Total assets	42,462,818	Total liabilities and net assets	42,462,818

Non-consolidated Statements of Income
(From April 1, 2008 to March 31, 2009)

(Unit: JPY thousands)
Item	Amount
[Total revenues]		45,318,048
[Total costs of revenues]		37,748,328
Gross margin		7,569,720
[Selling and administrative expense]		5,050,228
Operating income		2,519,492
[Non-operating income]
Interest income	13,108
Dividends income	136,581
Commissions received	26,041
Royalty charge and commissions received	66,005
Other non-operating income	2,963	244,698
[Non-operating expenses]
Interest expense	261,403
Other non-operating expenses	55,586	316,989
Ordinary income		2,447,201
[Extraordinary income]
Gain on termination of approved retirement annuity system	132,762
Other extraordinary income	687	133,449
[Extraordinary loss]
Loss on disposal of fixed assets	35,219
Loss on valuation of investment securities	134,715	498,764
Loss on valuation of shares of affiliated companies	125,963
Provision of allowance for doubtful accounts	98,113
Loss on adjustment for changes of accounting standard for lease transactions	101,278
Other extraordinary loss	3,476
Income before income taxes		2,081,886
Income tax benefit -current		(414,656)
Income tax expense -deferred		713,670
Net income		1,782,872

Non-consolidated Statements of Shareholders' Equity
(From April 1, 2008 through March 31, 2009)

(Unit: JPY thousands)
	Shareholders’ equity
	Common stock	Capital surplus	Earned surplus
		Additional Paid-in Capital	Legal reserve	Other Earned surplus	Total Earned surplus
				Earned surplus brought forward
BALANCE, APRIL 1, 2008	14,294,625	1,015,310	46,131	8,280,770	8,326,901
Changes in the term
Payment of Dividends	-	-	-	(412,956)	(412,956)
Found of Legal reserve	-	-	41,295	(41,295)	-
Net income	-	-	-	1,782,872	1,782,872
Repurchase of treasury stock	-	-	-	-	-
Net changes other than shareholders’ equity	-	-	-	-	-
Total changes in the term	-	-	41,295	1,328,621	1,369,916
BALANCE, March 31, 2009	14,294,625	1,015,310	87,426	9,609,391	9,696,817

	Shareholders’ equity		Valuation and translation adjustments	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized holding gains or losses on securities
BALANCE, APRIL 1, 2008	-	23,636,836	200,973	23,837,809
Changes in the term
Payment of Dividends	-	(412,956)	-	(412,956)
Found of Legal reserve	-	-	-	-
Net income	-	1,782,872	-	1,782,872
Repurchase of treasury stock	(399,414)	(399,414)	-	(399,414)
Net changes other than shareholders’ equity	-	-	(187,005)	(187,005)
Total changes in the term	(399,414)	970,502	(187,005)	783,497
BALANCE, March 31, 2009	(399,414)	24,607,338	13,968	24,621,306

Notes to non-consolidated financial statements

1.                Notes to Significant Matters Regarding accounting policies of Non-Consolidated Financial Statements

1-1.             Standards for valuation and recording of assets

(1) Valuation standards and methods for securities

 Shares of subsidiaries and affiliates: stated at cost based on the moving average method.
Other securities:
Marketable Securities:
Market value method based on the market price, etc. as of the end of the fiscal term (all of the changes resulting from the valuation are directly incorporated into capital, while the cost of the securities at the time of their sale is calculated using the moving average method.)
Non-Marketable Securities:
stated at cost based on the moving average method.  Investments in limited liability investment partnerships and similar partnerships are accounted for by including the Company’s net equity in these investments based on the most recent statement of accounts available according to the report on financial accounts stipulated in investment partnership agreements.

 (2) Valuation standards and methods for inventories
Valuation standards for inventories are stated at cost based (the balance sheet amount is computed using the method of devaluing the book price to reflect declines in profitability).
Products and supplies: moving average method
Work in process: specific identification method

1-2.           Depreciation methods for assets
(1) Property and Equipment assets (Excluding Asset under capital lease)
Declining balance method (However, the assets for rental services with definite service period are depreciated by Straight-line method.）
The depreciable asset whose acquisition value is JPY 100,000 or more but less than JPY 200,000 is depreciated in equal installments over three years.
The numbers of useful years of main depreciable assets are as specified below:
Plant and buildings facilities annexed: 8-15 years
Tools, machines, instruments and equipments: 3-15 years
(2) Intangible fixed assets (Excluding Asset under capital lease)
Straight line method
The software used by the Company is depreciated over the number of useful years for internal use, i.e., five years.
(3) Asset under capital lease
Financial leases other than those deemed to transfer ownership of properties to lessees are amortized over the term of leases on a straight-line basis and the residual values equals zero.

1-3.           Standards for recording of allowances
(1) Allowance for doubtful accounts
To prepare for possible losses resulting from non-payments of account receivables for trade and loans and others, an allowance is provided based on the percentage of actual credit losses incurred in the case of general receivables. In the case of credits for which the relevant debtors are likely to default and other certain credits, such allowance is based on the anticipated uncollectible amount after assessment of likelihood of non-payment of individual credit.
(2) Accrued pension and severance cost
To prepare for payments of retirement benefits to employees, a reserve is provided based on the projected retirement benefits obligations and pension assets as of the end of the current fiscal term.
The difference arising from actuarial computations is amortized and expensed in the subsequent fiscal terms using the straight-line method over a certain number of years not exceeding the average number of remaining service years of the employees at the time of accrual of such payment (14 years).
On March 2009, the Company has implemented a defined contribution pension plan, and also has adopted ASBJ Guidance No. 1, “Accounting for Transfer between Retirement Benefits Plans". As a result, the Company recognized JPY 132,762 thousand as special profit in the Company's non-consolidated statements of income for this fiscal year.
(3) Accrued directors’ retirement benefits
To prepare for payment of retirement benefits to full tame directors and company auditors, IIJ calculates the required amount based on regulation of directors’ and company auditors’ retirement benefits.
(4) Accrued directors’ bonuses
To prepare for payment of directors' bonuses, IIJ calculates the required amount based on the amount expected to pay.

1-4. 　　Standards for recording of sales and costs

Standards for recording of sales and costs for financial lease transactions
Revenue and costs are recognized when lease receivable are received.

1-5.　　Change in accounting method

(1) From the current fiscal year, the Company adopted the Accounting Standards Board of Japan ("ASBJ") Statements No.9 "Accounting Standard for Measurement of Inventories" July 5, 2006.　Application of this change has no effect on the statements of income for the current fiscal year.

(2) From the current fiscal year, the Company adopted ASBJ Statement No.13, "Accounting Standard for Lease Transactions" revised on March 30, 2007, and ASBJ Guidance No.16, "Guidance on the Accounting Standard for Lease Transactions".

As a results of the application of those policies, for lessees lease, operating income increased by JPY 147,644 thousand, ordinary income decreased by JPY 24,871 thousand and income before income tax decreased by JPY 126,616 thousand.
For lesser lease, the application of this change was not material on operating income, ordinary income and income before income tax.

1-6.    Change in Presentation
(1) Refunded corporation tax, which were previously included in Accounts receivable-other, have been reclassified and shown in a separate line because the amount are increasing.
Refunded corporation tax for the previous fiscal year was JPY 11,378 thousand.
(2)
Claims against insolvencies and Long-term loans, which were previously included in Other investment, have been reclassified and shown in a separate line. Claims against insolvencies and Long-term loans for the previous fiscal year were JPY 27,975 thousand and JPY 153,521 thousand, respectively.

(3)
Interest income and Dividend income, which were previously combined together as Interest and dividend income has been reclassified and shown in a separate line. Interest income and Dividend income for the previous fiscal year were JPY 20,025 thousand and JPY 29,875 thousand, respectively.

(4)
Royalty charge and commissions received, which were previously included in Other non-opreting income in the Non-consolidated statements of income has been reclassified and shown in a separate line. Royalty charge for the previous fiscal year was JPY 74,927 thousand.

1-7.    Other significant accounting policies
(1)  Consumption tax
      Consumption tax is separately recorded.

(2) Application of consolidated tax declaration
The company applied the consolidated tax declaration from the fiscal year ended March 31, 2009.

2.        Notes to Non-Consolidated balance sheet
Monetary claims and liabilities to subsidiaries
Short-term monetary claims:                                                             JPY 823,237 thousand
Long-term monetary claims:                                                             JPY 159,000 thousand
Short-term monetary liabilities:                                                        JPY 2,317,942 thousand

3.           Notes to Non-Consolidated statement of income
Transactions with subsidiaries
Revenues:  JPY   2,904,973 thousand
Purchases: JPY 14,410,244 thousand
Turnover from non-operating transactions: JPY 92,448 thousand

4.       Notes to Non-Consolidated statement of shareholders’ equity
Number of treasury stock as of March 31, 2009
Common stock 3,934 shares

5.                Deferred tax accounting
Significant components of deferred tax assets and liabilities:

Deferred tax assets
Tax operating loss carry forward:	JPY 4,290,838	thousand
Impairment loss on investment securities:	616,793
Reserve for retirement directors’ and company auditors’ benefits:	91,864
Reserve for retirement employees’ benefits:	21,706
Impairment loss on subsidiaries’ securities:	742,281
Loss on disposal of telephone rights:	63,148
Impairment loss of telephone rights:	21,983
Accrued enterprise taxes:	16,630
Others:	81,934
Subtotal of deferred tax assets:	5,947,177
Valuation allowance:	(3,517,352)
Total of deferred tax assets:	2,429,825
Deferred tax liabilities
Unrealized gain on other securities:	9,587
Total of deferred tax liabilities:	9,587
Net amount of deferred tax assets:	JPY 2,420,238	thousand

6.                Notes regarding related party transactions

(1)           Transactions with subsidiaries

Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2009 (Thousand of Yen)
				Collateral offices of directors	Business Relation
Subsidiary	IIJ- Tech	Systems integration	100.0%	Yes	Customer and supplier	Purchase of operation and maintenance of network systems Purchase of construction of network systems	6,474,152 4,019,052 (Notes 2-a)	Accounts payable	1,814,331
						Royalty charge and commissions received	70,066 (Notes 2-b)	Accounts receivable-other	18,931

(2)            Transactions with other affiliated company’s subsidiary

Attribute	Name	Business	Ownership	Relation with related parties		Nature of transaction	Amount of transaction (Thousand of Yen)	Account	Balance as of March 31, 2009 (Thousand of Yen)
				collateral offices of directors	Business relation
Other affiliated company’s subsidiary	NTT Communications Corporation	Domestic and international telecommunications services	5.0%	No	Customer and supplier	Purchase of domestic and international telecommunications services	3,636,587(Notes 2-c)	Account payable Account payable -other	72,425 599,821
(Notes)
1. Consumption tax is excluded from the amounts of transaction and included in the amounts of balance as of March 31, 2009.
2. Terms and conditions of the above transactions:
a The cost and other conditions of purchase of network systems maintenance, operation and construction are determined by receiving an estimate for each purchase and in reference to the market price.
b Royalty charge and commissions are determined based on the previously defined rates and expenses in the contract.
c Supplier and cost of purchase of domestic and international telecommunications lines is determined in the comparison with the other company’s estimates in consideration of the market price.

7.           Notes to per share information

(1)      Net assets per share:  JPY 121,560.28
(2)      Net income per share:    JPY 8,689.94

8.           Subsequent events
There is nothing to report on this subject.

TRANSLATION

Certified Copy

INDEPENDENT AUDITORS' REPORT

May 21, 2009

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu
Designated Partner, Engagement Partner, Certified Public Accountant: Yasuhiro Akatsuka (seal)
Designated Partner, Engagement Partner, Certified Public Accountant: Takashi Yamaguchi (seal)

We have audited the consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the consolidated balance sheet, the consolidated statement of income, the consolidated statements of stockholders' equity and the notes to consolidated financial statements for the 17th fiscal year from April 1, 2008 to March 31, 2009, in accordance with paragraph 4, Article 444 of the Corporation Law. Responsibility as to the preparation of such consolidated financial statements lies with the management of the Company, and our responsibility is to express our opinion on the consolidated financial statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the consolidated financial statements. The audit is conducted on a test basis and includes the examination of representations in the consolidated financial statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the consolidated financial statements referred to above fairly represent, in all material respects, the status of assets and earnings of the corporate group comprised of the Company and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with the accounting principles generally accepted in the United States under paragraph 1, Article 120 of the Company Accounting Regulations of Japan (refer to Note 1-3 (1) of “1.Notes to Basic Significant Matters Regarding Presentation of Consolidated Financial Statements” of the notes to consolidated financial statements).

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

TRANSLATION

Certified Copy

INDEPENDENT AUDITORS' REPORT

May 21, 2009

To the Board of Directors of Internet Initiative Japan Inc.:

Deloitte Touche Tohmatsu
Designated Partner, Engagement Partner, Certified Public Accountant: Yasuhiro Akatsuka (seal)
Designated Partner, Engagement Partner, Certified Public Accountant: Takashi Yamaguchi (seal)

We have audited the non-consolidated financial statements of Internet Initiative Japan Inc. (“the Company”) namely, the balance sheet, the statement of income, the statements of changes in stockholders' equity, the notes to non-consolidated financial statements and the accompanying detailed statements for the 17th fiscal year from April 1, 2008 to March 31, 2009, in accordance with item 1, paragraph 2, Article 436 of the Corporation Law. Responsibility as to the preparation of such non-consolidated financial statements and the accompanying detailed statements lies with the management of the Company, and our responsibility is to express our opinion on the non-consolidated financial statements and the accompanying detailed statements from an independent position.

We conducted our audit in accordance with the auditing standards generally accepted in Japan. Those auditing standards require that we obtain reasonable assurance that there are no material false representations in the non-consolidated financial statements and the accompanying detailed statements. The audit is conducted on a test basis and includes the examination of representations in the non-consolidated financial statements and the accompanying detailed statements as a whole, including the examination of the accounting principles adopted by the management and the method of application thereof and the evaluation of the estimate by the management. We have determined that, as a result of the audit, we have obtained a reasonable basis for giving an opinion.

We confirm that the non-consolidated financial statements and the accompanying detailed statements referred to above fairly represent, in all material respects, the status of assets and earnings for the period, for which the non-consolidated financial statements and the accompanying detailed statements were prepared, in conformity with the accounting standards generally accepted in Japan.

Additional Information

Stated in the notes to significant matters regarding accounting policies, the Company has adopted ASBJ Statement No.13, "Accounting Standard for Lease Transactions". Financial statements and the accompanying detailed statements was prepared in accordance with the above accounting policy.

Our firm or we in charge have no financial or other interest in the Company required to be stated by the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

TRANSLATION

Certified Copy

Audit Report

The Board of Company Auditors, upon deliberation, prepared this audit report regarding the performance of duties of the Directors of the Company during the 17th fiscal year from April 1, 2008 to March 31, 2009, based on the audit reports prepared by each Company Auditor, and hereby reports as follows:

1.  Auditing Method Employed by Company Auditors and the Board of Company Auditors and Details Thereof

The Board of Company Auditors established an auditing policy and auditing plans, including the assignment of the duties, etc., of each Company Auditor, received from each Company Auditor reports on the execution of audits and the results thereof and, in addition, received from the Directors, etc. and the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding such reports.

In accordance with the auditing standards for Company Auditors established by the Board of Company Auditors, and based on the auditing policy and the assignment of duties, etc., each Company Auditor has taken steps to facilitate communication with the Directors and the Internal Audit Department as well as other employees, and has endeavored to gather information and create an improved environment for auditing.  Each Company Auditor also attended meetings of the Board of Directors and other important meetings, received from the Directors, employees and other related persons reports on the performance of their duties and, when necessary, requested explanations regarding such reports.  In addition, each Company Auditor inspected important authorized documents and associated information, and examined the business and financial position of the Company at the head office and main branch offices of the Company.  Furthermore, each Company Auditor monitored and examined the content of resolutions made by the Board of Directors concerning the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems as provided in Article 100, Paragraphs 1 and 3 of the Company Law Enforcement Regulations to ensure that the Company’s operation will be conducted appropriately and the status of such systems established by such resolutions (internal control systems).

As for the subsidiaries of the Company, each Company Auditor has taken steps to facilitate communication with the directors and Company Auditors and other related persons of the subsidiaries and to share information among them and, when necessary, received reports from the subsidiaries regarding their businesses.  Based on the foregoing method, we examined the business report and the supplementary schedules for this fiscal year.

In addition, the Company Auditors also audited and examined whether the independent auditors maintain their independence and carry out audits in an appropriate manner.  The Company Auditors received from the Independent Auditors reports on the performance of their duties and, when necessary, requested explanations regarding those reports.  The Company Auditors also received notification from the Independent Auditor that it has taken steps to improve the “System to Ensure Appropriate Execution of the Duties of the Independent Auditors” (as enumerated in each item of Article 131 of the Company Calculation Regulations) in compliance with the “Quality Control Standards Relating to Auditing” (adopted by the Business Accounting Deliberation Council on October 28, 2005), etc.  When necessary, the Company Auditors requested explanations on such notification.  Based on the foregoing method, the Company Auditors reviewed the financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statements of changes in shareholders’ equity and notes to the non-consolidated financial statements) and supplementary schedules thereto and the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in shareholder’s equity and notes to the consolidated financial statements).

2.  Audit Results

(1)        Audit Results on the Business Report, etc.
A.
In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.
With respect to the execution of duties by the Directors, we have found no evidence of misconduct or material facts in violation of the applicable laws and regulations of Japan or the Articles of Incorporation of the Company in the course of the execution of duties of the Directors.

C.
In our opinion, the content of the resolutions made by the Board of Directors regarding the internal control systems is appropriate, and furthermore, we have not found anything to be pointed out on the performance of duties of the Directors concerning the internal control systems.

(2)        Results of Audit of the Financial Statements and Supplementary Schedules
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are fair and reasonable.

(3)        Results of Audit of the Consolidated Financial Statements
In our opinion, the method and results of the audit employed and rendered by Deloitte Touche Tohmatsu, the Independent Auditor, are appropriate.

May 26, 2009
Board of Company Auditors
Internet Initiative Japan Inc.

Full-time Company Auditor　         Junichi Tate              (seal)
Company Auditor                              Masaki Okada          (seal)
Company Auditor                              Masaaki Koizumi     (seal)
Company Auditor                              Hirofumi Takahashi (seal)

Note: Full-time Company Auditor, Junichi Tate, and two Company Auditors, Masaki Okada and Masaaki Koizumi, are outside auditors as provided in Article 2, Item 16, and Article 335, Paragraph 3 of the Company Law.

Reference Documents for the Ordinary General Meeting of Shareholders

Agenda of the meeting and reference matters:

Item 1:           Appropriation of Retained Earnings
The Company endeavors to return profits to shareholders through the continuous and stable distribution of dividends while giving consideration to the employment of retained earnings for the enhancement of the Company’s financial condition, the mid-term expansion of its business and the development of new business.

Based on the policy described above, the Company proposes that dividends be distributed as follows.

When this Item 1 is approved and resolved as proposed, the annual amount of the dividends for this fiscal period will be 2,000 yen per share, including the interim dividend which was paid in the amount of 1,000 yen per share in December 2008.

1. Type of dividend property
Cash
2. Matters concerning allocation and total amount of dividend property
The Company proposes to pay 1,000 yen per share of common stock.  In this case, the total amount of dividends is 202,544,000 yen.
3. Effective date of dividend payment
The Company proposes June 29, 2009 as the effective date of the dividend payment.

Item 2:           Partial Amendments to the Articles of Incorporation
Following the enforcement of the “Law for Partial Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Streamlining the Settlement of Trades of Stocks and Other Securities” (Law No. 88 of 2004, hereinafter the “Settlement Streamlining Law”), approval is requested to amend parts of the present Articles of Incorporation, as follows:

1. Reason for amendments
(1) Pursuant to the provision of Article 6 of the Supplementary Provisions of the Settlement
Streamlining Law, IIJ is deemed to have adopted a resolution to amend the Articles of Incorporation to abolish the provision on the issuance of share certificates on the date of enforcement of the Electronic Share Certificate System (January 5, 2009), and therefore, Article 7 (Issuance of Share Certificates) of the Articles of Incorporation of IIJ shall be deleted and, along with the deletion of Article 7, phrases relating to share certificates shall be deleted or amended.
(2) In accordance with the abolishment of the “Law Concerning Depositary and Book-Entry for Stocks and Other Securities,” phrases relating to beneficial shareholders and register of beneficial shareholders of the Articles of Incorporation of IIJ shall be deleted or amended.
(3) The register of lost share certificates is required to be prepared and maintained for one (1) year from the day following the date of enforcement of the Settlement Streamlining Law, and therefore, the required provisions shall be established in the Supplementary Provisions.
(4) Further, necessary addition and deletion of provisions and phrases, and necessary amendment such as modifications, shall be made.

2. Content of amendments
The content of the amendments are as follows:
Present Articles	Proposed Articles
(Issuance of Share Certificates) Article 7 The Company shall issue share certificates representing its shares.	[Deleted]
(Acquisition of Own Shares) Article 8 [Provisions omitted]	(Acquisition of Own Shares) Article 7 [Unchanged]
(Share Handling Regulations) Article 9 The procedures concerning shares and handling charges thereof shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors.
(Share Handling Regulations)
Article 8
The procedure of exercising a stockholder’s right and other handling of shares, and handling charges there of shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors, as well as applicable laws and regulations or the Articles of Incorporation.

(Shareholder Register Agent)
Article 10
The Company shall appoint a shareholder
register agent.
2 The shareholder register agent and its place of business shall be designated by a resolution of the Board of Directors.
3 The register of shareholders (hereinafter including the register of beneficial shareholders), the original register of stock acquisition rights and the register of lost share certificates shall be kept by the shareholder register agent at its place of business, and the listing or recording of entries into the register of shareholders, the original register of stock acquisition rights and the register of lost share certificates and other matters concerning shares and stock acquisition rights shall be handled by the shareholder register agent, and the Company shall not handle any such matters.

(Shareholder Register Agent)
Article 9
The Company shall appoint a shareholder
register agent.
2 The shareholder register agent and its place of business shall be designated by a resolution of the Board of Directors.
3 The preparation and maintenance of the　register of shareholders and the original register of stock acquisition rights, and other matters relating to the register of shareholders and the original register of stock acquisition rights shall be handled by the shareholder register agent, and the Company shall not handle any such matters.

Article 11. | [Provisions omitted] Article 35.	Article 10. | [Unchanged] Article 34.
[New Provision]
Supplementary Provisions
Article 1.
The preparation and maintenance of the register of lost share certificates of the Company, and other matters relating to the register of lost share certificates shall be delegated to the shareholder register agent and shall not be handled by the Company.

Article 2.
The immediately preceding Article and this Article shall remain effective until January 5, 2010, and shall be deleted upon January 6, 2010.

Item 3:           Election of Seven Directors
Since the term of office of six (6) incumbent Directors, Koichi Suzuki, Toshiya Asaba, Hideshi Hojo, Kazuhiro Tokita, Junnosuke Furukawa and Junichi Shimagami will expire and Mr.Yoshiaki Hisamoto will retire from his position as of the close of this ordinary general meeting of shareholders, it is proposed that five (5) Directors are reappointed and two (2) new directors are elected.

The candidates for Directors are as follows:

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
1	Koichi Suzuki September 3, 1946	Dec .1992 Director with the establishment of the Company Apr .1994 President and Representative Director of the same (Current position) <Representative Status in Other Companies> Chairman of the Board and Representative Director of IIJ Technology Inc. President and Representative Director of Net Care, Inc. Chairman of the Board and Representative Director of hi-ho Inc. Chairman of the Board of IIJ America Inc. President and Representative Director of Internet Multifeed Co.	12,830
2	Hideshi Hojo December 22, 1957	Apr. 1996 Joined the Company June 2000 Director of the same June 2002 Managing Director of the same Apr. 2004 Division Director of Sales Department of the same(Current position) June 2006 Senior Managing Director of the same (Current position)	104
3	Kazuhiro Tokita April 25, 1969	July 1995 Joined the Company Apr. 2005 Director of the same (Current position) Apr. 2009 Division Director of Solution Service of the Same(current position)	113
4	Junichi Shimagami April 17, 1967	Sep. 1996 Joined the Company Apr. 2007 Division Director of the Network Service Department of the same(Current position) June 2007 Director of the Company (Current position)	14
5	Junnosuke Furukawa December 5,1935	Apr. 1959 Joined The Furukawa Electric Co., Ltd. Mar. 1968 Chairman of the Board And Representative Director of FURUKAWA RUBGTI CO., Ltd. (Current position) June 1995 President of The Furukawa Electric Co., Ltd. June 2003 Chairman of the Board and Representative Director of the same June 2004 Senior Adviser and Director of the same June 2005 Director of the Company (Current position) June. 2008 Senior Adviser of The Furukawa Electric Co., Ltd.(Current position)	0

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
6	Hitoshi Imafuku April 2, 1957	Apr. 1980 Joined Nippon Telegraph and Telephone Public Corporation Nov. 2005 Vice President of New Business Development Department of Global Business Division of NTT Communications Corporation July 2006 Kagoshima General Manager of Nippon Telegraph and Telephone West Corporation (Current position)	1
7	Chiaki Furuya July 11, 1949	Apr. 1973 Joined Japan Broadcasting Corporation June 2006 Head of secretary’s office of the same Oct. 2008 Joined the Company Oct. 2008 Advisor of the Company(Current position)	20
(Notes)

(a)	There is no special interest between the candidates and the Company.
(b)
Mr. Junnosuke Furukawa is a candidate for Outside Director.  Since he has established a prominent career as a corporate manager and has abundant experience and profound knowledge of management, the Company proposes to appoint him as a candidate for Outside Director to enhance the supervisory functions of management.  He is presently an Outside Director of the Company, and his total term of office as an Outside Director will be four (4) years at the close of this Ordinary General Meeting of Shareholders.  The Company, pursuant to the Articles of Incorporation of the Company, entered into a Liability Limitation Agreement (Article 427, Paragraph 1 of the Companies Act) with him which limits the liability provided for in Article 423, Paragraph 1 of the Companies Act to the higher of either 10 million yen or the amount prescribed in Article 427, Paragraph 1 of the Companies Act, provided that he is bona fide and without gross negligence in performing his duties.  As the said Liability Limitation Agreement will terminate upon the expiration of his current term of office as an Outside Director, a new Liability Limitation Agreement providing the same is scheduled to be entered into after his assumption of the office of Outside Director. Furukawa Electric Co., Ltd., where he served as a Director until June 2007, received a cease and desist order and payment order for surcharge on March 30, 2009 for breaching the Anti-Monopoly Act (Act on Prohibition of Private Monopolization and Maintenance of Fair Trade) during the period ending February 2007, i.e., during his term of office, with regard to cross-linked highly foamed polyethylene sheet.

(c)	The shares of the Company owned by the candidates for directors are stated as of May 26, 2009.

Item 4:           Election of One Auditor
Since the term of office of one (1) incumbent Company Auditor, Hirofumi Takahashi will expire at the close of this ordinary general meeting of shareholders, it is proposed that the one (1) Company Auditor are reappointed.
Prior to the submission of this proposed item, we have already obtained the consent of the Board of Company Auditors.
The candidate for the Company Auditor is as follows:

Candidate No.	Name Date of Birth	Careers & Current Positions in and Outside the Company	Number of Shares Owned
1	Hirofumi Takahashi September 1, 1939	Apr. 1963 Joined Ohi Securities Co., Ltd (Currently Mizuho Securities Co., Ltd.) Apr. 2000 Senior Managing Director of Financial Products & Information Division of Shinko Securities Co., Ltd. (Currently Mizuho Securities Co., Ltd.) June 2001 Chairman of Shinko Investment Trust Management Co., Ltd. June 2005 Company Auditor of the Company (Current position)	15
 (Notes)
(a) There is no special interest between the candidates and the Company.
(b) Mr. Hirofuhiro Takahashi owns 6,000 ADRs, which are equivalent to 15 shares of common stock.

Item 5:           Grant of Retirement Allowance to Retired Directors
A retirement allowance, within the scope of the appropriate amount based on the specific standards prescribed by the Company, should be awarded to Mr. Toshiya Asaba who will retire and Mr. Yoshiaki Hisamoto who will resign from his position as of the close of this ordinary general meeting of shareholders, in order to reward their efforts during their terms of office.  The determination of the specific amount of such retirement allowance, the timing and method of the payment, etc., should be left to the discretion of a conference of the Board of Directors.

The summary of the career history of the retired directors are as follows:

Name	Careers
Toshiya Asaba	June 1999 Director of the Company June 2004 Executive Vice President of the Company (Current Position)
Yoshiaki Hisamoto	June 2006 Executive Vice President of the Company (Current Position)

(Notes)
Mr. Toshiya Asaba will retire from Director followed by the closing of IIJ’s 17th Ordinary Meeting of Shareholders and will work as Chief Executive Officer and Representative Director of our consolidated subsidiary, IIJ Innovation Institute Inc.

END